EX 21.1
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SUBSIDIARIES OF AQUA CLARA BOTTLING & DISTRIBUTION, INC.

The following is a subsidiary of Aqua Clara Bottling & Distribution, Inc., a Colorado corporation:

        1. Pocotopaug Investments, Inc., a Florida corporation, 100% owned by Aqua Clara Bottling & Distribution, Inc.